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                                                                   Exhibit 10.13


                                 EMPLOYMENT AGREEMENT




          Made as of the 1st day of January 1998 by and between S2 Golf Inc., a New Jersey Corporation with its principal place of business in Fairfield, New Jersey ("S2"), and Douglas A. Buffington of Canton, Ohio ("DAB") as follows:

     WHEREAS, the parties desire to: (i) provide for the employment of DAB in the management of S2; and (ii) provide for a valid and enforceable covenant by DAB not to compete with S2 in the conduct of its business and in the geographical area described in Exhibit A hereto ("Business") for the period herein described; and (iii) fix the compensation of DAB for such services and covenant;

     NOW, THEREFORE, in mutual consideration of the covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

  1.  Term.  S2 hereby hires and employs DAB for a period beginning on the
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effective date of this Agreement, and terminating on the close of business on
December 31, 2002 unless terminated sooner as provided herein (the "Employment Period").

  2.  Duties.  During the Employment Period, DAB shall devote his full business
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time and attention to the business of S2 and  to such activities as may be assigned to him from time to time by S2. DAB will have the titles and responsibilities of President, Chief Operating Officer and Chief Financial Officer and will serve S2 diligently and faithfully in the Business and use his best endeavors to promote the interests of S2 and will perform such services at such reasonable times and places as S2 may direct in connection with the Business.

  3.  Salary.  In consideration of the services to be performed by DAB, he will
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receive an annual gross salary of $137,500 for 1998 and $150,000 for each year
thereafter (the "Base Salary").   The Base Salary shall be paid in accordance
with S2's regular payroll policies.


  4.  Bonus.  For 1998, Exhibit C attached represents the bonus program for
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DAB.  In the future years, the BOD shall determine similar bonus programs based on annual budgets to be mutually agreed upon.

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  5.  Stock Options.
      -------------



          (a) On various dates in the past S2 did, and may again during the Term of this agreement, grant to DAB common stock options for certain numbers of shares of S2's common stock (the "Stock Options").



          (b) The exercise price and the number of shares exercisable under any Stock Option shall be adjusted accordingly for any subsequent common stock splits, reverse common stock splits, recapitalizations, etc.



          (c) Notwithstanding any other provision of this paragraph 5 to the contrary, if a "change in control" (as defined below) of S2 occurs, then (i) all of the then "non-vested" shares of any Stock Option shall be and become exercisable immediately prior to such "change in control" (each, an "Accelerated Share"; combined, the "Accelerated Shares") (ii) the exercise price for each Accelerated Share of any Stock Option shall be either (a) one (1) cent ($.01) or
(b) the lowest greater exercise price per Accelerated Share which will not cause the value to DAB of all the shares of any Stock Options exercised upon such "change in control" to be considered an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended and (iii) the exercise price of the then "vested" shares of any Stock Option shall be the exercise price determined in clause (ii) above; provided, however that in no event shall the exercise price of the then "vested" shares of any Stock Option be in excess of the Exercise Price originally determined upon the grant of such Stock Option.



          (d) For purpose of subparagraph 5(c), a "change in control" shall be deemed to have occurred if (i) S2 shall be merged or consolidated with any corporation (other than with any of its subsidiaries), (ii) S2 shall sell all or substantially all of its operating properties and assets or (iii) any person (including any person, association, corporation or other entity) becomes a beneficial owner, directly or indirectly, of securities of S2 representing more than 50% of the combined voting power of S2's then outstanding securities.


  6.  Benefits.  During the Employment Period, DAB shall be entitled to receive
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the fringe benefits listed on Exhibit B attached hereto.  S2 reserves the right to alter, abolish, change or improve any such benefit.

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  7.  Termination.
      -----------

    (a) S2's obligation to pay DAB's salary during the Employment Period and DAB's employment shall terminate if:


     (i)      DAB dies; or



     (ii) in the event of DAB's Disability, 90 days after the onset of such Disability (as defined below); or



     (iii) S2 has discharged DAB for cause. Cause shall be determined by S2 in its sole discretion and shall mean DAB's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform his duties described herein, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, material breach of any provision of this Agreement or acceptance of employment other than with S2.



     (iv)     DAB violates the provisions of this Agreement;



     (v)      DAB voluntarily terminates his employment with S2; or



     (vi) there has been a "change in control" and in conjunction with such "change in control" DAB's duties are modified, without DAB's express written consent, so as to no longer include the title and responsibility of either (a) President or (b) Chief Operating Officer.



      "Disability" is defined as a medically determinable physical or mental impairment which renders DAB incapable of performing his employment duties with S2 and which can be expected to result in death or to be of long-continued and indefinite duration. S2 shall select a physician to determine whether DAB is disabled, as hereinbefore defined, and such determination shall be binding and conclusive.



    (b) In the event of the termination of DAB's employment, whether such termination be pursuant to the terms of this paragraph 7, by expiration of the term, or otherwise, all further obligations of S2 hereunder shall terminate. In the event of a termination (other than pursuant to subparagraphs 7(a)(i) or (vi)), DAB shall continue to observe the covenant not to compete set forth herein except in the case of a change in control and an agreeable employment agreement cannot be developed between all parties. In the event of termination, DAB shall be entitled to any unpaid balance of DAB's salary prorated and accrued to the date of termination. No provision of this Agreement shall be construed as to prejudice any right or remedy available to S2 or DAB in any case of termination.


  8.  Required Relocation.
      -------------------



    (a) S2 acknowledges that (i) on the date of this agreement DAB resides in Canton, Ohio and (ii) except as provided in subparagraph (b) below, the relocation of DAB's residence near to S2's principal place of business is not a condition precedent to DAB's employment.



    (b) S2 and DAB acknowledge that it is anticipated that at some

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point in time during the Employment Period the BOD will decide on a permanent location for S2's operations and that DAB will then be required to relocate near to such permanent location. Upon such relocation, (i) DAB's commuting expense reimbursement benefits included on Exhibit B shall cease and (ii) S2's reimbursement of DAB's relocation related expenditures shall be subject to the Relocation Policy of S2 then in effect for all executive employees.


  9.  Confidentiality.  DAB will treat as confidential and will not, without
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written approval of S2, use, other than in the performance of his designated duties to S2, or publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, during the term of employment under this Agreement any information relating to inventions, processes, formulas, systems, plans, programs, studies, techniques, "know-how", products, product development, product costing, product pricing, or trade secrets of S2, or any affiliated entities of S2, or any other information which S2 or such entities might prefer or require remain undisclosed including information relating to any of the activities, operations or affairs of S2 or of such entities. DAB will diligently protect such information against loss by inadvertent or unauthorized disclosure and will comply with any rules established by S2 for the purpose of protecting such information.

  10.  Assignment.  This Agreement is not assignable by DAB but is assignable by
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S2 to any affiliate or successor entity.  As used in this Agreement, the term
"S2" shall include any entity to which this Agreement shall have been assigned by S2.

  11.  Patents and Inventions.  DAB will promptly submit to S2 written
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disclosures of all inventions, improvements and discoveries, relating to the
Business, whether or not patentable (hereinafter call "Inventions"), which are made or conceived by him, alone or jointly with others, while in its employ. Title to all such Inventions that shall be within the existing or contemplated scope of S2's business at the time such inventions are made or conceived or which result from or are suggested by any work he or others may do for or on behalf of S2, together with such patent, patents or other legal protection as may be obtained thereon in the United States of America and all foreign countries, shall belong to S2. DAB will assign any rights or interest in such title to S2, and, upon the request of S2, will at any time during his employment with S2 and after its termination for any reason, execute all proper papers for use in applying for, obtaining, maintaining and enforcing such patents or other legal protection as S2 may desire and will execute and deliver all proper assignments thereof, when so requested, without remuneration but at the expense of S2.


  12.  Non-competition.
       ---------------


    (a) During the term of this Agreement DAB will not, directly or indirectly, engage in any activity similar to that of any part of the Business or otherwise in competition with the Business.



    (b) For one year after the termination of this Agreement (for any reason other than as a result of the event described in subparagraphs 7(a)(i)or
(vi)) DAB will not, directly or indirectly, engage in any activity for any person or entity the purpose of which activity is to assist such person or entity in any manner in either: (i) soliciting or obtaining an endorsement of such person's or entity's products by the Ladies Professional Golf Association ("LPGA") for which S2 has an exclusive or non-exclusive license from the LPGA or
(ii) establishing a women's golf club product line where such person or entity had no such product line previously.

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    (c)  DAB shall not engage in any activity described in subparagraphs
12(a) or (b) in any place in the United States of America involving sales to anyone who, or any entity which, was a customer of S2 during the Employment Period.



    (d) DAB shall be deemed to be engaged in the activities described in subparagraphs 12(a) or (b) directly or indirectly if he is an employee, officer, director, trustee, agent, representative or partner of, or a consultant or advisor to or for, any person, firm, corporation, association, trust or other entity (other than S2 or any of its affiliates, subsidiaries, or successors) which is engaged in such business or if he owns, directly or indirectly, in excess of five percent (5%) of the outstanding stock or shares or has a beneficial or other financial interest exceeding five percent (5%) of the net assets of any such person, firm, corporation, association, trust or other entity. The foregoing shall not be construed to prohibit the mere ownership by DAB of investments not representing a controlling interest in any securities traded in over-the-counter market or listed on any national securities exchange.



    (e) DAB agrees that the remedy at law for any breach or threatened breach of the covenant contained in this paragraph 12 will be inadequate and that any breach or threatened breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, DAB agrees and consents that in the event of any breach or threatened breach of any provision of such covenant by him, in addition to any and all other legal and equitable remedies available to S2 for such breach or threatened breach including a recovery of damages, S2 shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach or threatened breach and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.


    (f) To the extent that any obligation to refrain from competing within an area, for a period of time or with respect to a product or service, as provided in this paragraph 12 is invalid or unenforceable, it shall, to the extent that it is invalid or unenforceable, be deemed void ab initio, and the remaining
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obligations imposed by the provisions of this Agreement shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein. The parties intend for this covenant to be enforceable to the maximum extent permitted by law, and if any reviewing court deems it overbroad, such court may reduce the time element by months, and the area by counties to achieve the intention of the parties.

  13.  Binding Effect.  This Agreement shall be binding upon the parties hereto,
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their heirs, legal representatives, successors and permitted assigns.


  14.  Governing Law and Selection of Forum.  This Agreement shall in all
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respects be governed by and construed in accordance with the laws of the State of New Jersey.

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  15.  Sole Agreement.  This Agreement supersedes all prior agreements and
       --------------
understandings between the parties with respect to the employment contemplated hereby and may not be changed or amended orally. No change, termination or attempted waiver of any of the provisions of this Agreement shall be of any effect unless the same is set forth in writing and duly executed by the party against which it is sought to be enforced.



ATTEST:                       S2 GOLF INC.



                              By: s/s Douglas A. Buffington
-------------------------         ------------------------------


                              Its:
                                   ------------------------------



WITNESS:

                                                           (L.S.)
-------------------------     -----------------------------
                              Douglas A. Buffington

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

                                   EXHIBIT A

  The ownership, management or operation of any business enterprise which is engaged in the manufacture, assembly, purchase for resale and/or wholesale distribution of golf clubs, golf bags, golf balls and/or golf apparel in the United States of America.

  All of the foregoing is collectively referred to herein as the "Business."

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                                   EXHIBIT B



1.  Annual vacation in accordance with S2 policy.



2.  Health benefits in accordance with S2 policy.



3.  Long term disability insurance with benefits at 80% of Base Salary.



4. Reimbursement of all ordinary and necessary travel and entertainment expenses.



5. Reimbursement of Canton/Fairfield air travel commuting expenses and Fairfield meals and lodging expenses.



6.  Relocation benefits in accordance with S2 policy.



7.  $750,000 Life Insurance Policy with spouse as beneficiary.

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

                               DOUG BUFFINGTON'S
                        1998 BONUS AND SALARY PROPOSAL

Position Salary Cap     $150,000

1998 Base Salary        $137,500

Bonuses

Operating Income Bonus

   1.  Cash Bonus

       a. Equal prior year's actual operating income absolute dollars, the minimum cash bonus will be $7,500 ("Minimum Cash Bonus").

       b. For every $100,000 increase in actual operating income versus prior year's operating income, the cash bonus will be calculated by applying 4% of base salary and after adding the Minimum Cash Bonus, the total maximum bonus will not exceed 25% of base salary.

   2.  Stock Option

       a. Equal prior year's actual operating income absolute dollars the minimum stock option bonus will be 7,500 options ("Minimum Stock Bonus")

       b. For every $100,000 increase in actual operating income versus prior year's operating income, the stock option bonus will be calculated by applying 4% times the Base Salary and after adding the Minimum Stock Bonus Option amount to this amount, the total stock option bonus will not exceed a calculated 25% of base salary.